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                                                                  Exhibit (c)(3)




                               December 23, 1997



Hi-Lo Automotive, Inc.
2575 West Bellfort
Houston, TX  77054

Ladies and Gentlemen:

     Reference is made to the Hi-Lo Automotive, Inc. 1990 Stock Option Plan (the "Plan") and to that certain Agreement and Plan of Merger dated as of December 23, 1997 among Hi-Lo Automotive, Inc. (the "Company"), O'Reilly Automotive,
Inc. and Shamrock Acquisition, Inc. (the "Merger Agreement"). In order to facilitate the transactions comtemplated by the Merger Agreement and in consideration for the direct and indirect benefits to be received by the undersigned as a result thereof, the receipt and sufficiency of which are hereby acknowledged, the Company and the undersigned director of the Company hereby agree as follows:

     1. Each option agreement between the Company and the undersigned director is hereby amended to provide for automatic acceleration of vesting of options granted pursuant to such agreements upon a corporate change of control by deleting the first sentence of the second full paragraph of Section 3 thereof and replacing such sentence with the following sentence so that the first sentence of the second full paragraph of Section 3 reads in its entirety as follows:

            "Notwithstanding the foregoing, this Option shall become fully exercisable upon a Corporate Change (as such term is defined in the Plan), which acceleration shall not limit the authority of the committee appointed by the Board of Directors to administer the Plan to effect such other actions as are provided for in the Plan in the event of a Corporate Change".

     2. Notwithstanding any rights which the undersigned may have under the Plan or any option agreement granting options under the Plan to purchase shares of common stock, par value $.01 per share (the "Common Stock"), of the Company ("Options"), the undersigned hereby covenants, promises and agrees that the undersigned will not exercise, or provide notice of exercise with respect to, any Options beneficially owned by the undersigned (_______ Options as of the date hereof) prior to the earlier of (i) the termination of the Merger Agreement and (ii) six days after the consummation of the Offer (as defined in the Merger Agreement).

     3. The undersigned acknowledges that on the fifth day after the consummation of the Offer, each Option that is outstanding immediately prior to the consummation of the Offer will be canceled in exchange for a single lump sum payment equal to the product of (i) the number of shares

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of Common Stock subject to such Option and (ii) the excess of the Per Share
Amount (as defined in the Merger Agreement) over the exercise price per share of such Option.

     This letter agreement shall be effective as of the time of its acceptance by the Company.

                                                Very truly yours,


                                                ________________________________
                                                Name:

Agreed and Accepted as of
___:00 __.m., this _____
date of December, 1997

HI-LO AUTOMOTIVE, INC.



By: ___________________________
    K. Grant Hutchins
    Vice President and General Counsel